Exhibit 99.2

October 17, 2008

Dear Stockholder:

Inland Western is committed to delivering stockholder value, as has been the case with each Inland-sponsored company. Our disciplined approach to business reflects this commitment.

These are challenging times that require careful, decisive action. One aspect of a disciplined approach is a conservative cash management strategy that allows for a company to have the financial flexibility to capitalize on opportunities as they arise in the marketplace.

Our Share Repurchase Program is subject to funds available and limited during any calendar year to 5% of the weighted average number of shares outstanding during the prior year. We are very close to reaching the 5% limit for 2008, proscribed in the Share Repurchase Program contained in the prospectus. Pursuant to the Share Repurchase Program, once the 5% limitation is reached for the calendar year, no further requests can be honored.

Accordingly, the board of directors voted to suspend our share repurchase program (described in our prospectus) until further notice, effective November 19, 2008. This letter is the 30-day written notification being provided to all stockholders pursuant to the terms of the Share Repurchase Program. Share repurchases may be terminated prior to November 19, 2008 if the 5% limitation is reached prior to November 19, 2008.  The board believes that this is the appropriate course of action to take in order to utilize those funds for general corporate matters, including recent acquisition opportunities presented by the current environment.

During these difficult times, we believe that well-run companies with a strong management team will be best positioned to take advantage of opportunities that will arise in this turbulent market.  As your chairman and a fellow stockholder, I have full confidence that this management team represents one of those companies.

Sincerely,

Inland Western Retail Real Estate Trust, Inc.

Robert D. Parks

Chairman of the Board

This letter may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Inland Western Retail Real Estate Trust, Inc.  2901 Butterfield Road  Oak Brook, Illinois 60523  800.541.7661  www.inlandwestern.com